Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515, Info@mts.com www.mts.com

March 12, 2008

To Our Shareholders:

This is to inform you that we have reached a settlement with the U.S. Departments of Justice and Commerce regarding their civil and criminal investigations into the Company’s compliance with certain export regulations. The agreement is the result of a six-year review by both MTS and these government agencies of our export management system. The settlement includes pleas to two misdemeanor criminal offenses and a fine and civil penalty payment of $800,000 to the U.S. Government, sponsorship of a public export compliance symposium to help others learn from our mistakes, and actions that ensure MTS has an effective export management and compliance system in place. In March of 2006, MTS paid a civil penalty payment of $36,000 and terminated its sales representative in India related to other India-based allegations.

In settling, MTS has agreed that the U.S. Department of Justice could have proven that MTS filed applications with the U.S. Department of Commerce in 2003 seeking approval to sell seismic testing equipment to India entities which, on each occasion, failed to properly disclose that MTS employees had knowledge of a possible use of the equipment to test the safety of structural components in India’s nuclear power plants. This constitutes an end use that is prohibited by the United States Government because of the unregulated nature of the nuclear power plants.

MTS takes full responsibility for these violations of law. While no equipment was shipped, these actions by our employees are still unacceptable. Our Code of Conduct states that we are expected to conduct ourselves with the highest level of integrity and explicitly that we will comply with both the letter and spirit of the laws wherever we do business. In these instances we did not live up to our own expectations.

Over the past six years, we have thoroughly reviewed all aspects of our export management system to verify that our internal controls ensure compliance and eliminate the risk of errors in the future. To date, we have made significant progress towards the implementation of a model export management system that meets all of the guidance provided by the U.S. Departments of Commerce and State. We have improved our screening processes with the application of automated tools and significantly expanded our resources dedicated to export management. We have enhanced our ongoing training programs to ensure our employees understand the importance of their role in ensuring we comply with all aspects of export regulations. We have taken these and other steps by engaging independent experts and acting on their recommendations.

We remain committed to operating MTS’ global business to the highest ethical standards.

Sincerely,

/s/LAURA B. HAMILTON

Laura B. Hamilton

President and Chief Executive Officer